Exhibit 99.1
Penumbra Responds to False Allegations from Short Sellers Seeking to Manipulate Company Stock and Remove Life-saving Medical Devices from the Market

ALAMEDA, Calif. – December 8, 2020 - Penumbra, Inc. (NYSE: PEN), a global healthcare company focused on innovative therapies, today responded to recent attacks by short sellers containing inaccurate and misleading information regarding scientific research published by Penumbra’s co-founder and Chief Innovator, Arani Bose, MD.

Dr. Arani Bose has co-authored numerous peer-reviewed articles and scientific presentations in his more than 30-year career in the medical field. As is commonplace in the medical community, many of his papers are published under the name A. Bose, as referenced on pubmed.gov and the original scientific publications.

Penumbra confirms the papers rumored to be attributed to Antik Bose are in fact attributed to Dr. Arani Bose. To imply that Dr. Arani Bose’s peer-reviewed research, co-authored with a large cohort of his peers, was ever or would ever be attributed to anyone other than Dr. Arani Bose is inaccurate and conspiratorial.

Today, Penumbra’s chief executive officer, Adam Elsesser, spoke with Bank of America analyst Bob Hopkins about the state of Penumbra’s business on a pre-announced, public call. A replay of this call is available on Penumbra’s website for all interested parties. The company stands by the record of the Penumbra JET 7 Reperfusion Catheter with Xtra Flex technology (JET 7 Xtra Flex). Penumbra continues to follow all applicable Quality System Regulations and international standards that govern the design and quality of its products. Penumbra has helped thousands of sick patients and is unaware of a single patient death associated with the use of JET 7 Xtra Flex when it is used in line with the instructions for use and the notice Penumbra has provided to physicians.

These claims are baseless. Penumbra is reviewing its options of how to further respond.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California, is a global healthcare company focused on innovative therapies. Penumbra designs, develops, manufactures and markets novel products and has a broad portfolio that addresses challenging medical conditions in markets with significant unmet need. Penumbra sells its products to hospitals and healthcare providers primarily through its direct sales organization in the U.S., most of Europe, Canada and Australia, and through distributors in select international markets. Penumbra, the Penumbra P logo, Penumbra JET, Benchmark and BMX96 are trademarks of Penumbra, Inc. For more information, visit www.penumbrainc.com.

Forward-Looking Statements
Except for historical information, certain statements in this press release are forward-looking in nature and are subject to risks, uncertainties and assumptions about us. Our business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to: the impact of the COVID-19 pandemic on our business, results of operation and financial condition; failure to sustain or grow profitability or generate positive cash flows; failure to effectively introduce and market new products; delays in product introductions; significant competition; inability to further penetrate our current customer base, expand our user base and increase the frequency of use of our products by our customers; inability to achieve or maintain satisfactory pricing and margins; manufacturing difficulties; permanent write-downs or write-offs of our inventory; product defects or failures; unfavorable outcomes in clinical trials; inability to maintain our culture as we grow; fluctuations in foreign currency exchange rates; and potential adverse regulatory actions. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the SEC on May 7, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on August 3, 2020 and our Quarterly Report on Form 10-Q for the quarter September 30, 2020 filed with the SEC on November 2, 2020. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. Any forward-looking statements are based on our current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

Contact

Penumbra, Inc.
Investor Relations
investors@penumbrainc.com
510-995-2461

Penumbra, Inc.
Media Relations
Betsy Merryman
Merryman Communications
betsy@merrymancommunications.com
310-560-8176

Source: Penumbra, Inc.

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